Exhibit 5

Quarles & Brady LLP

One Renaissance Square

Two North Central Avenue

Phoenix, Arizona 85004

Phone: (602) 229-5200

Fax: (602) 229-5690

www.quarles.com

June 22, 2015

Capstone Therapeutics Corp.

1275 West Washington Street, Suite 104

Tempe, AZ 85281

Re:	Capstone Therapeutics Corp. 2015 Equity Incentive Compensation Plan

Ladies and Gentlemen:

We are providing this opinion in connection with the registration statement on Form S-8 (the “Registration Statement”) being filed by Capstone Therapeutics Corp. (the “Company”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the proposed issuance of up to 1,000,000 shares of the Company’s common stock, $0.0005 par value per share (the “Shares”), which may be issued pursuant to the Company’s 2015 Equity Incentive Compensation Plan (the “2015 Plan”).

We have examined: (i) the Registration Statement; (ii) the Company’s Second Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date and as filed as exhibits to the Company’s filings with the Commission; (iii) the 2015 Plan; (iv) the corporate proceedings relating to adoption of the 2015 Plan and the issuance of the Shares pursuant to the 2015 Plan; and (v) such other documents and records and matters of law as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

On the basis of the foregoing, we advise you that, in our opinion:

1.	The Company is a corporation in active status under the laws of the State of Delaware.

2.	The Shares to be issued or sold from time to time pursuant to the 2015 Plan, which are original issuance or treasury shares, including shares bought on the open market or otherwise for purposes of the 2015 Plan, when issued as and for the consideration contemplated by the Registration Statement and the 2015 Plan, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP